EXHIBIT 20.01

Letter From The President

April 20, 2001
DataMEG Corp.
Washington, DC


Dear Fellow Shareholders:

        In follow up regarding our last correspondence, we feel it prudent to provide you with additional information. First and foremost, DataMEG Corp. continues to pursue our strategic alternatives and the situation has not altered or changed. We remain confident that we can conclude a transaction in the near future. In order that the time passed is brought into proper perspective, we want to inform you of our overall plans to benefit the Company and its shareholders. We have been involved in discussions, in addition to our acquisition negotiations, to implement a manufacturing license through a Fortune 50 telecommunications company. This license would provide for the completion of the ASIC "chip" development process and the CAS product development process. Our licensed partner would have sole manufacturing rights and distribute CAS units into the marketplace. DataMEG Corp. would receive a fee which would represent an ongoing revenue stream for the Company, in return for the manufacturing license rights to CAS. Additionally, DataMEG Corp. would receive a royalty payment for each CAS unit sold through this licensed partner. This transaction will preclude the acquisition transaction, and provide increased value to DataMEG Corp., which will be reflected in our acquisition transaction. The manufacturing license discussions are being conducted in tandem and with the approval with our acquisition partners. We have set this course of action to maximize value for DataMEG Corp. and insure that the CAS manufacturing process be placed in the best-suited environment, from a near-term need perspective and for the long-term stability of CAS production. The telecommunications industry has experienced, to say the least, significant volatility over the past several months. This has been a hindrance to our ability to conduct these discussions in an expedient manner. We are making progress, but issues internal to our discussion partners have, at times, delayed our ability to conclude these discussions sooner than later. We expect to have these discussions to continue and reach some conclusion in the near future. DataMEG Corp. has recently brought on board Mr. Ron Dove, in an interim capacity, to handle matters related to day-to-day company operations and finance. Mr. Dove was most recently employed with Bombardier Capital, the financial services arm of Bombardier, Inc., the third largest aircraft manufacturer in the world, in a number of capacities that included Treasurer and Vice-President of Operations. Ron will be integral to the successful completion of our acquisition and manufacturing license negotiations. There have been distractions, internal to DataMEG, which have caused some consternation and concern. DataMEG Corp. was made aware, approximately three months ago, of a potential threat to the assets and persons at DTMG. This threat was subsequently investigated and it has been determined that while the threat may have existed, it does not constitute an imminent threat at this time. We, and the investigating authorities, will continue to remain aware of the incident and information that was received, and handle this situation appropriately. We are all aware of the medical issues pertaining to Mr. Phillips. He is undergoing medical care and we all hope that he will come through this situation in good shape. Additionally, an individual involved in our negotiations underwent surgery to have a cancer removed. This provided for a temporary delay in some communications, however, the surgery was successful and this individual is back and involved in the discussions again. With regard to the legal matters that involve DataMEG Corp. and Quantum Advanced Technologies, Inc., QAT recently approached us and asked that we initiate the mediation discussions that we earlier discussed holding, some months ago. We have agreed to re-initiate mediation talks with QAT, and have a tentative meeting scheduled at the end of May. DataMEG Corp. views the mediation discussions as a potentially expedient and economically frugal means to resolve the litigation, which may be in the best interests of the Company, however, it is important to remain aware of the fact that this litigation is not a factor in our transaction discussions or negotiations and DataMEG Corp. will conclude these matters with or without a settlement to the litigation. The litigation continues to remained stayed by both parties, there have been no filings made to resume discovery matters pertaining to the litigation. Whatever you may have been subjected to in terms of written or word-of-mouth information regarding the litigation, these efforts have been "cheap" renditions of old, out of context information that had no bearing on the merits of this lawsuit or the parties involved. The character "assassinations" speak for themselves and aren't worthy of further discussion. These matters will be dealt with at the proper time and in the proper forum. Despite it all, we have remained focused and diligent in our efforts to conclude the transactions that we have been involved in. We will not be coerced or rushed to conclusion of these matters in order to satisfy the particular whims of any individual or business entity. The primary goal is to provide the best value for the shareholder investments that are made on behalf of DTMG. We have an experienced and qualified team to achieve this end; we have a valuable proprietary technology that will serve as the conduit for the successful completion of our goals. We hope all is well with all of you. We will be providing constructive information to you as we continue to move ahead.



Andrew Benson
President
DataMEG Corp.